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                                EXHIBIT 10.16


VIA FACSIMILE

November 12, 1998

Mr. Kenneth D. Zigrino
2360 Jordan Avenue
Minneapolis, Minnesota 55305

     Re:  Proposal Regarding Dakota Growers
          Pasta Company Series D Preferred Stock

Dear Ken:

Based on your recent conversations with Ron McFall and deliberations by the Board of Directors, Dakota Growers Pasta Company (the "Company") is pleased to present this proposed agreement from the Company with respect to the Series D Preferred Stock held by the former shareholders of Primo Piatto (the "Preferred Stock").

The Company hereby agrees to provide certain registration rights to the Preferred Stockholders upon the terms and conditions contained in this letter agreement. For purposes of this letter agreement only, Preferred Stockholders who share beneficial ownership of Preferred Stock with an employee of the Company will be classified as employees and Preferred Stockholders who share beneficial ownership of Preferred Stock with a non-employee will be classified as a non-employee. The Company's agreement is made on the following terms and conditions:

1. The Company and the Preferred Stockholders agree that the 23,038 shares of Preferred Stock issued by the Company on the basis of the "Net Debt" calculation (as established under the Stock Purchase Agreement pursuant to which the Company acquired Primo Piatto) will not be subject to further adjustment on the basis of any claims arising under the terms of the Stock Purchase Agreement. In addition, any shares of such Preferred Stock now held in escrow pursuant to the terms and conditions of the Stock Purchase Agreement will be released from such escrow effective upon the last to occur of the following events: (i) execution by all of the Preferred Stockholders of this letter agreement, (ii) execution of the registration rights agreement described below by each Preferred Stockholder who does not agree, pursuant to this letter agreement, to offer and sell all shares of Equity Stock issuable upon conversion of all of the Preferred Stock held by such shareholder, (iii) execution by

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                                                          Mr. Kenneth D. Zigrino
                                                               November 12, 1998
                                                                          Page 2

     Mr. Peter Lytle of the non-compete agreement described below and (iv) execution by each of the Preferred Stockholders of the mutual release described below.

2. The conversion ratio of the Preferred Stock will be adjusted to a 3 for 2 basis. As a result, the Preferred Stock, in the aggregate, can be converted into a total of 345,570 shares of the Company's Equity Stock. Those shares of Equity Stock which would be issued upon conversion of the Preferred Stock and which are offered for sale by the Preferred Stockholders in the Company's offering are referred to in this letter as "Conversion Stock".

3.   The Conversion Stock will be registered with the Securities and Exchange
     Commission and offered for sale in the Company's planned offering.   The
     Conversion Stock will be offered and sold in Pools 1 and 2 of the Company's offering, at a price of $7.50 per share. If all of the Conversion Shares offered by the Preferred Stockholders are not sold in Pools 1 and 2 of the offering in accordance with the procedures described below, the remaining Conversion Shares will not be included in Pool 3 of the Company's offering, but may be purchased by the Company in accordance with the purchase option
     described below.   All Conversion Stock held by non-employees will be
     included in the offering; Conversion Stock held by employees must be included to the extent that such shares resulted from the adjustment of the Preferred Stock's conversion ratio described above. Each employee may offer and sell additional shares of the Equity Stock issuable upon conversion of the Preferred Stock at his or her discretion. By executing this letter agreement and indicating the number of shares of Conversion Stock to be offered and sold in the space next to the appropriate signature line below, each Preferred Stockholder hereby irrevocably agrees to offer and sell such shares of Conversion Stock in accordance with the terms and conditions set forth in this letter agreement (or to sell the associated Preferred Stock in accordance with the terms and conditions of this letter agreement).

4. In the offering, the sale of the Equity Stock to be offered and sold by the Company and the Conversion Stock to be offered and sold by the Preferred Stockholders, will be accomplished as follows:

     (a) The Company agrees to reduce the number of shares of Equity Stock it will offer and sell for its account by the aggregate number of Conversion Shares offered by the Preferred Stockholders. For example, if the Preferred Stockholders in the aggregate offer all 345,570 shares of Conversion Stock for sale in the offering, the Company will reduce the total number of shares of Equity Stock it will offer from 3,679,000 to 3,333,430 shares of Equity Stock.

     (b) The Company agrees to include the Conversion Shares offered by the Preferred Stockholders in Pools 1 and 2 on a pro-rata basis with the shares offered by the

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                                                          Mr. Kenneth D. Zigrino
                                                               November 12, 1998
                                                                          Page 3

          Company(determined by calculating the portions of the total offering of 3,679,000 shares to be offered and sold by the Company and the Preferred Stockholder group, respectively). At such time during the offering as the Company has obtained net proceeds of $14,000,000 through the offer and sale of shares of Equity Stock for its account in Pools 1 and 2, subscriptions for shares in the offering will no longer be allocated pro rata, but the remainder of the Preferred Stockholders' Conversion Stock will be given priority and sold on a "first out" basis until all Preferred Stockholders have sold all of the Conversion Stock they requested be included in the offering. After subscriptions have been received for all Conversion Stock offered by the Preferred Stockholders, all remaining sales in the offering would accrue to the Company.

5. The sale of either the Conversion Stock or the associated Preferred Stock pursuant to this letter agreement will be completed only after February 23, 1999.

6. Any proceeds received by a holder of Preferred Stock from the sale of Conversion Stock will reduce, on a dollar for dollar basis, the amount of any loan to be provided by the Company pursuant to Section 2.4 of the Stock Purchase Agreement. If the offering is canceled or delayed or if a holder of Preferred Stock does not receive adequate proceeds from the sale of Conversion Stock or Preferred Stock pursuant to this letter agreement, the Company will provide that shareholder with a loan in accordance with
     Section 2.4 of the Stock Purchase Agreement.

7. Each non-employee Preferred Stockholder hereby agrees that, without the prior written consent of the Company, he or she shall not re-acquire shares in the Company at any time in the future.

8. Participation of the Conversion Stock in the Company's offering will be subject to the following conditions:

     * To the extent that the Conversion Stock offered for sale by the Preferred Stockholders is not sold to the Company's members in Pools 1 or 2 of the Company's stock offering in accordance with the provisions described above, the Company at its discretion may either (a) elect to purchase the Preferred Stock associated with the unsold Conversion Stock at a purchase price of $112.50 per share, (b) elect not to repurchase such Preferred Stock or (c) elect to purchase, at a purchase price of $112.50 per share, all of the Preferred Stock held by parties who are not employees of the Company and such portion of the Preferred Stock held by the Company's employees as the Company, in its discretion, may elect. The Company's right to

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                                                          Mr. Kenneth D. Zigrino
                                                               November 12, 1998
                                                                          Page 4

          purchase stock pursuant to this provision will expire ninety (90) days after the close of the Company's offering.

     * That there be no material adverse change in the business of the Company, as determined by the Company, prior to closing of the contemplated transactions.

     * The Company and the Preferred Stockholders offering and selling Conversion Stock and/or Preferred Stock will, prior to or concurrent with the completion of the sale of such Conversion Stock or Preferred Stock, enter into a mutual release of all claims and such other documents and agreements as are necessary to complete the transactions contemplated by this letter agreement. In addition, in order to comply with applicable securities laws and regulations governing the Company's offering, each Preferred Stockholder agrees not to engage in any public comment or other public distribution of information regarding either the Company or its offering prior to the completion of the offering and the transactions contemplated by this letter agreement.

     * Mr. Peter Lytle will agree with the Company, in a separate non-compete agreement, that he will not, directly or indirectly, for a period of two (2) years from the closing of the purchase, participate in the activities of or provide services to any business that manufactures or markets dry pasta products in competition with the Company.

     * The Company and those Preferred Stockholders who do not sell all shares of their Conversion Stock in the offering or all shares of their Preferred Stock to the Company pursuant to the purchase option described above will enter into a "Registration Rights Agreement" pursuant to which the Company shall grant those Preferred Stockholders "piggyback" registration rights with respect to the Equity Stock underlying any remaining shares of Preferred Stock. Such registration rights shall be available with respect to registered offerings initiated by the Company during a period of three (3) years from the date of completion of the Company's current offering. Such registration rights agreement shall contain customary provisions applicable to "piggyback" registration rights, including provisions on matters such as the costs of registration, indemnification and notices.

If the Preferred Stockholders are in agreement with the terms and conditions stated above, please arrange for each to sign below in the spaces provided and to insert the number of shares of Conversion Stock to be offered and sold
by each Preferred Stockholder.   Given the schedule for the Company's
offering and the need to file appropriate amendments to the Company's registration statement, the Company must receive a response from the holders of preferred stock no later than

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                                                          Mr. Kenneth D. Zigrino
                                                               November 12, 1998
                                                                          Page 5

5:00 p.m. on Friday, November 13, 1998. If a response is not received by Ron McFall at his office by that time, this Company's offer contained in this letter will terminate.

We look forward to your favorable response.

Sincerely,

Dakota Growers Pasta Company



By
   --------------------------------
   John S. Dalrymple III, Chairman




The undersigned Preferred Stockholders agree to the terms and conditions described above and hereby irrevocably agree to offer and sell the number of shares of Conversion Stock set forth next to each such Preferred Stockholder's name (or the associated Preferred Stock), all upon the terms and conditions set forth above.

                                           NUMBER OF SHARES OF CONVERSION STOCK:
                                           -------------------------------------


-----------------------------              ________ Shares
Kenneth Zigrino


-----------------------------              ________ Shares
Peter Lytle


-----------------------------              ________ Shares
Vivian Lezcano Lytle


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                                                          Mr. Kenneth D. Zigrino
                                                               November 12, 1998
                                                                          Page 6


                                           NUMBER OF SHARES OF CONVERSION STOCK:
                                           -------------------------------------


-----------------------------              ________ Shares
Patrick Lytle


-----------------------------              ________ Shares
John C. Lawrie


-----------------------------              ________ Shares
Stuart Lawrie


-----------------------------              ________ Shares
Christy Lawrie


-----------------------------              ________ Shares
Susan M. Clemens


-----------------------------              ________ Shares
Jim Cochran


-----------------------------              ________ Shares
Radwan Ibrahim


-----------------------------              ________ Shares
Marwa Ibrahim


-----------------------------              ________ Shares
Mona Ibrahim


-----------------------------              ________ Shares
Ola Ibrahim


-----------------------------              ________ Shares
Eldon Ruschblom


-----------------------------              ________ Shares
Mike Cunningham

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                                                          Mr. Kenneth D. Zigrino
                                                               November 12, 1998
                                                                          Page 7


                                           NUMBER OF SHARES OF CONVERSION STOCK:
                                           -------------------------------------


-----------------------------              ________ Shares
Levon Perkins


-----------------------------              ________ Shares
Damien L. Bass


-----------------------------              ________ Shares
Paul Easterday